Exhibit 99.1

ASURE SOFTWARE, INC. ANNOUNCES

PUBLIC OFFERING OF COMMON STOCK

AUSTIN, Texas – December 17, 2020 – Asure Software, Inc. (NASDAQ: ASUR), a leading provider of cloud-based Human Capital Management (HCM) software solutions, today announced that it intends to offer and sell newly issued shares of its common stock in an underwritten public offering. Asure is expected to grant the underwriters a 30-day option to purchase up to an additional 15% of the number of shares of common stock sold by Asure in connection with the offering.

Roth Capital Partners is acting as the sole book-running manager for the offering. The offering is subject to market conditions.

The shares of common stock are being offered pursuant to an effective shelf registration statement that Asure previously filed with the Securities and Exchange Commission (SEC). The offering will be made only by means of the written prospectus supplement and the accompanying prospectus that form a part of the registration statement. An electronic preliminary prospectus supplement and the accompanying prospectus relating to the offering will be filed with the SEC and when filed, will be available on the SEC's website at www.sec.gov. Copies of the preliminary prospectus supplement and the accompanying prospectus relating to the offering, when available, may be obtained from Roth Capital Partners, LLC, 888 San Clemente Drive, Newport Beach, California 92660, Attn: Equity Capital Markets, via telephone at (800) 678-9147 or via e-mail at rothecm@roth.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities of Asure being offered, and shall not constitute an offer, solicitation or sale of any security in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

The forward looking statements in this press release, including with respect to the proposed offering, are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The offering is subject to market and other conditions and there can be no assurance as to whether or when the offering may be completed or as to the actual size or terms of the offering. Actual results could differ materially from those indicated by forward-looking statements because of various risks and uncertainties, including those described in the preliminary prospectus supplement and the accompanying prospectus and in Asure's other filings and reports filed with the SEC. When used in this press release, the words “may,” “could,” “believes,” “plans,” “expects,” “will,” “intends,” “estimates” and “anticipates” and similar expressions are intended to identify forward-looking statements. Except as required by law, Asure is not obligated to update any forward-looking statements to reflect events or circumstances that occur after the date of this press release or to reflect the occurrence of unanticipated events.

CONTACT:

Jeff Houston

Corporate Development

(512) 437-2349

Jeff.Houston@asuresoftware.com